Exhibit 99.1

News Release

Contacts:    Media:                        Investor Relations:
David Bruce                    Bob Brunn
(305) 500-4999                    (305) 500-4053

Ryder Reports Record Fourth Quarter and Full-Year 2015 Results, and Provides 2016 Forecast

•	Record Q4 Comparable EPS from Continuing Operations Up 4% to $1.66 Include Insurance-related Charges of $0.06

•	Record Q4 EPS from Continuing Operations of $1.42 Include Restructuring Charges of $0.19 Related to Workforce Reductions and Other Items

•	Record Q4 Operating Revenue of $1.4 Billion Grows 7%; Total Revenue Up 1% to $1.7 Billion

•	Record Full-Year Comparable EPS from Continuing Operations Up 10% to $6.13

•	Record Full-Year EPS from Continuing Operations of $5.73 Include Restructuring of $0.19

•	Record Full-Year Operating Revenue of $5.6 Billion Up 6%; Total Revenue Decreases 1% to $6.6 Billion

•	2016 Comparable EPS Forecast of $6.10 to $6.30 vs. $6.13 for 2015

MIAMI, February 2, 2016 - Ryder System, Inc. (NYSE: R), a leader in commercial fleet management, dedicated transportation, and supply chain solutions, today reported fourth quarter and full-year comparable earnings and revenue growth across all business segments. Earnings and earnings per diluted share (EPS) from continuing operations for the three months ended December 31 were as follows:

(in millions)	Earnings			Diluted EPS
	2015	2014	Change	2015	2014	Change
GAAP	$75.9	11.5	561%	$1.42	0.22	545%
Pension settlement costs	—	68.2		—	1.29
Non-operating pension costs	2.8	1.4		0.05	0.03
Restructuring costs	10.4	1.5		0.19	0.03
Other items	(0.3)	2.1		—	0.03
Comparable	$88.8	84.6	5%	$1.66	1.60	4%

The Company reported record fourth quarter operating revenue (revenue excluding all fuel and subcontracted transportation), reflecting higher full service lease and commercial rental revenue in Fleet Management Solutions (FMS), new business and increased volumes in Dedicated Transportation Solutions (DTS) and Supply Chain Solutions (SCS), partially offset by negative impacts from foreign exchange. Fourth quarter total revenue increased from the prior year, as higher operating revenue was partially offset by lower fuel prices passed through to customers and negative impacts from foreign exchange. Operating and total revenue for the three months ended December 31 were as follows:

Exhibit 99.1

(in millions)	Operating Revenue				Total Revenue
	2015	2014	Change	Change excl. FX	2015	2014	Change
Total	$1,442	1,349	7%	9%	$1,673	1,656	1%
FMS	$999	931	7%	9%	$1,152	1,153	-%
DTS	$188	169	11%	11%	$232	222	5%
SCS	$322	311	4%	7%	$392	396	(1)%

Commenting on the Company’s results, Ryder Chairman and CEO Robert Sanchez said, “We delivered another year of record performance with full-year operating revenue growth of 6% and a double-digit increase in comparable earnings, in the face of a more challenging used vehicle sales environment in the second half of the year. We saw continued growth across all contractual product lines, driven by secular trends and our sales and marketing initiatives. We were especially pleased with the continued strong sales activity and fleet growth in our core full service lease product. We ended 2015 with record lease fleet growth of 6,800 vehicles, significantly exceeding our initial full-year plan of 4,000 vehicles. This represents our fourth consecutive year of organic lease fleet growth.

“Fourth quarter comparable EPS reflected used tractor pricing and rental demand that were at the low end of our forecast.  Based on the weaker rental market, we made a decision to further reduce the rental fleet during the fourth quarter to position it more conservatively for 2016. These actions resulted in additional costs to prepare those vehicles for sale. Results also included $0.06 of insurance-related charges not contemplated in our forecast.

“We enter 2016 well positioned for continued growth and progress toward our strategic objective to penetrate non-outsourced markets. The strong contractual sales we continued to see through year end across all three business segments and our robust pipeline of active deals reflect the increased effectiveness of sales efforts and the ongoing benefits of secular trends that favor outsourcing.”

Fourth Quarter Business Segment Operating Results

Fleet Management Solutions
In the FMS business segment, operating revenue (revenue excluding fuel) in the fourth quarter of 2015 was $999.4 million, up 7% (or 9% excluding foreign exchange) compared with the year-earlier period. Total revenue in the fourth quarter of 2015 was $1.15 billion, comparable with the same period of 2014, as the operating revenue increase was offset by lower fuel costs passed through to customers and negative impacts from foreign exchange. Full service lease revenue increased 7% (or 9% excluding foreign exchange) due to fleet growth and higher prices on replacement vehicles. The number of full service lease

Exhibit 99.1

vehicles (excluding U.K. trailers) increased by 6,800 from the year-earlier period and grew by 1,600 vehicles sequentially from the third quarter of 2015. Commercial rental revenue grew 6% (or 8% excluding foreign exchange) reflecting increased demand and higher pricing in the U.S. Fuel services revenue decreased 31%, reflecting lower fuel prices passed through to customers.

FMS earnings before tax were $123.5 million in the fourth quarter of 2015, up 1% compared with $122.3 million in the same period of 2014. Increased earnings primarily reflect higher full service lease results, and solid commercial rental performance, largely offset by lower used vehicle sales results, as well as higher maintenance costs from downsizing the rental fleet and planned initiatives to reduce out-of-service vehicles. Full service lease results benefited from fleet growth and lower depreciation associated with increased residual values. Solid commercial rental performance was driven by increased demand and higher pricing in the U.S., on a 7% larger average global fleet, partially offset by lower fleet utilization. Global rental power fleet utilization was 77.6% for the fourth quarter, down 250 basis points from the year-earlier period, reflecting unusually high utilization in the prior year, and a later start to the holiday shipping season in 2015. Used vehicle sales results decreased due to lower tractor pricing and lower volumes, particularly with power units. FMS earnings before tax as a percentage of operating revenue were 12.4% in the fourth quarter of 2015, down 70 basis points from 13.1% in the same quarter a year ago, driven by lower used vehicle sales results.

Dedicated Transportation Solutions
In the DTS business segment, fourth quarter 2015 operating revenue (revenue excluding fuel and subcontracted transportation), was $187.6 million, up 11% compared with the year-earlier period. DTS operating revenue grew as a result of new business, as well as higher volumes and pricing. Total revenue in the fourth quarter of 2015 was $232.4 million, up 5% from the year-earlier period, as increased operating revenue was partially offset by lower fuel costs passed through to customers.

DTS earnings before tax of $11.1 million increased 1% in the fourth quarter of 2015 compared with $11.0 million in 2014. DTS fourth quarter 2015 earnings results reflect the impact of operating revenue growth and overhead cost improvements, offset by $1.5 million of customer bankruptcy-related charges. DTS earnings before tax as a percentage of operating revenue were 5.9% in the fourth quarter of 2015, down 60 basis points from 6.5% in the year-earlier period.

Supply Chain Solutions
In the SCS business segment, fourth quarter 2015 operating revenue (revenue excluding fuel and

Exhibit 99.1

subcontracted transportation) was $322.1 million, up 4% (or 7% excluding foreign exchange) compared with the year-earlier period. SCS operating revenue grew as a result of new business, higher pricing, and increased volumes. Total revenue was down 1% to $392.5 million, compared with $396.2 million the same quarter a year ago, as increased operating revenue was more than offset by negative impacts from foreign exchange, lower purchased transportation costs and lower fuel costs passed through to customers.

SCS earnings before tax of $23.8 million increased 5% in the fourth quarter of 2015 compared with $22.7 million in 2014. SCS fourth quarter 2015 earnings results reflect the impact of operating revenue growth, favorable margins, and overhead cost improvements, partially offset by a $2.2 million insurance-related charge associated with a large medical claim. SCS earnings before tax as a percentage of operating revenue were 7.4% in the fourth quarter of 2015, up 10 basis points from 7.3% in the year-earlier period.

Corporate Financial Information
Central Support Services
Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Most CSS costs are allocated to the business segments. In the fourth quarter of 2015, unallocated CSS costs were $15.6 million, compared with $15.2 million reported in the year-earlier period. Unallocated CSS costs increased slightly due to a $2.8 million charge related to settlement of a customer-extended insurance claim offset by lower compensation-related costs and a higher allocation of marketing-related costs to the business segments.

Items Excluded from Comparable Earnings
Comparable fourth quarter 2015 results excluded pre-tax restructuring and other charges of $14.2 million ($10.4 million after tax), or $0.19 per diluted share. Restructuring charges included $0.11 per diluted share related to workforce reductions of approximately 250 employees and $0.08 per diluted share related to the pending divestiture of a small logistics operation in Canada. The Company expects the workforce reductions to produce annual savings of $0.26 per diluted share beginning early in the first quarter of 2016.

Non-operating components of pension costs are excluded from both comparable earnings and segment earnings before tax in order to more accurately reflect the operating performance of the business. Non-operating pension costs totaled $4.8 million ($2.8 million after tax) or $0.05 per diluted share in the fourth quarter of 2015, up from $2.5 million ($1.4 million after tax) or $0.03 per diluted share in the year-earlier

Exhibit 99.1

period. This increase was due to lower expected asset returns and new mortality assumptions adopted at the end of 2014.

As previously disclosed, in the fourth quarter of 2014, the Company offered former employees a one-time option to receive a lump sum distribution of their vested pension benefits, resulting in actuarial losses of $97.2 million ($61.3 million after tax), or $1.16 per diluted share. Fourth quarter 2014 comparable results also excluded other charges of $11.3 million ($6.9 million after tax) or $0.13 per diluted share associated with multi-employer pension plan settlement charges. No such pension settlement-related charges were incurred in the fourth quarter of 2015.

Income Taxes
The Company’s effective income tax rate from continuing operations for the fourth quarter of 2015 was 32.0% of pre-tax earnings, compared with 15.1% in the year-earlier period. The comparable effective income tax rate for the fourth quarter of 2015 was 32.1% of earnings before tax, compared with 34.4% in the year-earlier period. The fourth quarter of 2015 reflects a $2.0 million benefit arising from a favorable Canadian income tax settlement.

Capital Expenditures
Capital expenditures from continuing operations increased to $2.70 billion for 2015, compared with $2.30 billion in 2014. The increase in capital expenditures primarily reflects planned investments in the full service lease and commercial rental fleets. Net capital expenditures (including proceeds from the sale of assets) from continuing operations were $2.27 billion in 2015, up from $1.80 billion in 2014.

Cash Flow
Operating cash flow from continuing operations in 2015 was $1.44 billion, up from $1.38 billion in 2014, reflecting higher earnings. Total cash generated from continuing operations (including proceeds from used vehicle sales) in 2015 was $1.94 billion, consistent with 2014. Free cash flow from continuing operations in 2015 was negative $728 million, compared with negative $315 million in 2014, reflecting increased net capital expenditures.

Leverage
Total debt as of December 31, 2015 increased by $787.2 million compared with year-end 2014, due to investments in vehicles to fund growth. Debt to equity as of December 31, 2015 was 278% compared with 260% at year-end 2014. Debt to equity increased due to foreign exchange effects and investments to fund growth. Total debt to equity was slightly above Ryder’s long-term target range of 225% to 275%. In

Exhibit 99.1

December 2015, the Company authorized a new share repurchase program to mitigate the dilutive impact of shares issued under the Company's employee stock plans. The program authorizes the repurchase of up to two million shares of common stock, and includes 0.5 million shares that were not repurchased under the previous program, which expired in December 2015. Based on forecasted leverage, the Company anticipates resuming anti-dilutive share repurchases in the second half of the year.

2016 Earnings Forecast

Commenting on the Company’s outlook, Mr. Sanchez said, “In 2016, we expect to deliver another year of solid revenue growth. We are forecasting stable to modestly higher earnings assuming a very weak used tractor sales market and a soft freight environment. Based on forecasted 2016 business levels, we’ve taken necessary cost actions including a cutback in discretionary spending and a modest reduction in workforce. We anticipate strong earnings growth in our contractual businesses across all three segments, as well as benefits from cost-reduction actions.

“We have assumed a further deterioration in used vehicle pricing, with tractor pricing dropping by around 20% from the peak in the second quarter 2015. Given the uncertainty around 2016 freight levels, we have also planned for lower rental demand and minimal rental capital spending, reducing our exposure in this transactional business.

“We anticipate that secular trends favoring outsourcing will drive continued growth in our contractual businesses. We plan to launch additional new products and are excited about their prospects for long-term growth. We expect significant lease fleet growth of 3,500 vehicles. While at a lower rate than 2015 due to a slower expected freight environment, this would be the Company’s second highest year of organic lease fleet growth. Our supply chain and dedicated transportation businesses are expected to deliver double-digit earnings improvement, driven by new sales activity.

“We expect positive free cash flow in 2016, demonstrating the counter-cyclical nature of our business model. Given the increase in free cash flow, we expect leverage to significantly decline during the year. This decline will provide additional balance sheet flexibility and based on forecasted leverage, we expect to resume anti-dilutive share repurchases in the second half of the year, with year-end leverage expected near the midpoint of our long-term range.”

Ryder forecasts full-year 2016 comparable earnings from continuing operations of $6.10 to $6.30 per diluted share, compared with $6.13 per diluted share in 2015. Full-year earnings comparisons exclude

Exhibit 99.1

non-operating pension costs of $0.27 per diluted share in 2016, as well as non-operating pension, restructuring and other net charges of $0.40 in 2015. Operating revenue for the full-year 2016 is forecast to be up 5% to approximately $5.8 billion. Total revenue for the full-year 2016 is forecast to be up 6% to approximately $7.0 billion. The Company is also establishing a first quarter 2016 comparable earnings forecast of $1.03 to $1.08 per diluted share, compared with $1.08 in the first quarter of 2015. First quarter comparisons reflect significant used vehicle sales headwinds and softer rental performance in 2016, as well as an atypical fuel benefit in the prior year. First quarter earnings comparisons exclude pension costs of $0.07 per diluted share in 2016.

Supplemental Company Information

Fourth Quarter Net Earnings

(in millions)	Earnings		Diluted EPS
	2015	2014	2015	2014
Earnings from continuing operations	$75.9	11.5	$1.42	0.22
Discontinued operations(1)	0.3	(0.4)	0.01	(0.01)
Net earnings	$76.2	11.1	$1.43	0.21

(1) Previously announced in 2009

Exhibit 99.1

Full-Year Operating Results

(in millions)	Twelve months ended December 31
	2015	2014	Change
Total revenue	$6,572	6,639	(1)%
Operating revenue (1)	$5,561	5,252	6%

Earnings from continuing operations	$306.0	220.2	39%
Comparable earnings from continuing operations	$327.3	296.9	10%
Net earnings	$304.8	218.3	40%

Earnings per common share (EPS) - Diluted
Continuing operations	$5.73	4.14	38%
Comparable	$6.13	5.58	10%
Net earnings	$5.71	4.11	39%

(1) Excluding all fuel and subcontracted transportation

Business Description
Ryder System, Inc. is a FORTUNE 500® commercial fleet management, dedicated transportation, and supply chain solutions company. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. The Company’s financial performance is reported in the following three, inter-related business segments:

•
Fleet Management Solutions - Ryder’s FMS business segment provides a broad range of services to help businesses of all sizes, across virtually every industry, deliver for their customers. From leasing, maintenance, and fueling, to commercial rental and used vehicle sales, customers rely on Ryder’s expertise to help them lower their costs, redirect capital to other parts of their business, and focus on what they do best - so they can grow.

•
Dedicated Transportation Solutions - Ryder’s DTS business segment combines the best of Ryder’s leasing and maintenance capability with the safest and most professional drivers in the industry. With a dedicated transportation solution, Ryder helps customers increase their competitive position, reduce risk, and integrate their transportation needs with their overall supply chain.

•
Supply Chain Solutions - Ryder’s SCS business segment optimizes logistics networks to make them more responsive and able to be leveraged as a competitive advantage. Globally-recognized brands in the automotive, consumer goods, food and beverage, healthcare, industrial, oil and gas, technology, and retail industries rely on Ryder’s leading-edge technologies and world-class logistics engineers to help them deliver the goods that consumers use every day.

Exhibit 99.1

Notations
Earnings Before Tax (EBT): Ryder’s primary measurement of business segment financial performance, earnings before tax (EBT), allocates Central Support Services to each business segment and excludes restructuring and other items, as well as non-operating pension costs.

Capital Expenditures: In Ryder’s business, capital expenditures are generally used to purchase revenue earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s FMS business segment. The level of capital required to support the full service lease product line varies directly with customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result in ongoing revenues and cash flows to Ryder, typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.

For more information on Ryder System, Inc., visit http://investors.ryder.com/.

###

Note Regarding Forward-Looking Statements:
Certain statements and information included in this news release are "forward-looking statements" under the Federal Private Securities Litigation Reform Act of 1995, including our expectations regarding market trends, earnings performance, revenue in our business segments, fleet size, performance in our product lines, expansion of on-demand maintenance, demand and pricing trends in commercial rental and used vehicle sales, return on capital spread, free cash flow, capital expenditures, anticipated resumption of our share repurchase program and the impact and adequacy of steps we have taken to address our cost structure, including workforce reductions. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, lower than expected lease sales, further decreases in commercial rental demand or poor acceptance of rental pricing, our ability to return out of service vehicles to the fleet, availability of rental vehicles to meet demand and availability of labor to maintain our fleet at normalized levels, worsening of market demand for used vehicles impacting current pricing and our anticipated proportion of retail versus wholesale sales, lack of customer demand for on-demand maintenance, higher than expected maintenance costs from new engine technology or due to lower than expected benefits from maintenance initiatives and a newer fleet, setbacks in the economic recovery, decreases in freight demand or volumes, poor operational execution particularly with start-ups and new product launches, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, slower than expected economic recovery in the U.K., business interruptions or expenditures due to severe weather or natural occurrences, competition from other service providers and new entrants, customer retention levels, loss of key customers, driver and technician shortages resulting in higher procurement costs and turnover rates, unexpected bad debt reserves or write-offs, changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, a decrease in credit ratings, increased debt costs, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, depreciation, insurance and revenue, sudden or unusual changes in fuel prices, unanticipated currency exchange rate fluctuations, our ability to manage our cost structure, and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Exhibit 99.1

Note Regarding Non-GAAP Financial Measures:  This news release includes certain non-GAAP financial measures as defined under SEC rules, including operating revenue, operating revenue growth excluding foreign exchange, comparable earnings and earnings per share, comparable earnings per share forecast, comparable earnings before income tax, comparable tax rate, adjusted return on capital (and return on capital spread), total cash generated, free cash flow, and the ratios based on these financial measures. Refer to Appendix - Non-GAAP Financial Measures for more information about the non-GAAP financial measures contained in this presentation. Additional information as required by Regulation G regarding non-GAAP financial measures can be found in our most recent Form 10-K, Form 10-Q and our Form 8-K filed as of the date of this presentation with the SEC, which are available at http://investors.ryder.com.

Beginning in 2015, in addition to excluding FMS fuel services revenue and subcontracted transportation from the calculation of operating revenue, we also exclude SCS and DTS fuel costs billed to customers.

Conference Call and Webcast Information:
Ryder’s earnings conference call and webcast is scheduled for Tuesday, February 2, 2016, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Robert Sanchez, and Executive Vice President and Chief Financial Officer Art Garcia.

•
To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: Ryder and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: PWXW6468201 and Passcode: RYDER.

•
To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-800-813-5527 (outside U.S. dial 1-203-369-3347), then view the presentation by visiting the Investors area of Ryder’s website at http://investors.ryder.com. A podcast of the call will also be available online within 24 hours after the end of the call at http://investors.ryder.com.

4-16

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS - UNAUDITED
Periods ended December 31, 2015 and 2014
(In millions, except per share amounts)

	Three Months		Twelve Months
	2015	2014	2015	2014

Lease and rental revenues	$810.6	759.2	$3,121.6	2,939.4
Services revenue	746.4	728.3	2,912.1	2,911.5
Fuel services revenue	115.8	168.8	538.3	787.9
Total revenues	1,672.7	1,656.3	6,571.9	6,638.8

Cost of lease and rental	553.2	514.5	2,153.5	2,036.9
Cost of services	621.0	608.8	2,413.2	2,447.9
Cost of fuel services	111.8	162.5	519.8	768.3
Other operating expenses	36.2	30.0	135.0	126.6
Selling, general and administrative expenses	219.9	222.8	844.5	817.0
Pension lump sum settlement expense	—	97.2	—	97.2
Gains on vehicle sales, net	(25.7)	(30.0)	(117.8)	(126.8)
Interest expense	35.6	36.8	150.4	144.7
Miscellaneous income, net	(5.1)	(2.4)	(10.2)	(13.6)
Restructuring and other charges, net	14.2	2.4	14.2	2.4
	1,561.1	1,642.8	6,102.7	6,300.5

Earnings from continuing operations before income taxes	111.7	13.5	469.2	338.3
Provision for income taxes	35.8	2.0	163.2	118.0
Earnings from continuing operations	75.9	11.5	306.0	220.2
Earnings (loss) from discontinued operations, net of tax	0.3	(0.4)	(1.2)	(1.9)
Net earnings	$76.2	11.1	$304.8	218.3

Earnings (loss) per common share - Diluted
Continuing operations	$1.42	0.22	$5.73	4.14
Discontinued operations	—	(0.01)	(0.02)	(0.03)
Net earnings	$1.43	0.21	$5.71	4.11

Earnings per share information - Diluted
Earnings from continuing operations	$75.9	11.5	$306.0	220.2
Less: Distributed and undistributed earnings allocated to unvested stock	(0.2)	—	(0.9)	(0.9)
Earnings from continuing operations available to common stockholders	$75.7	11.5	$305.1	219.4

Weighted-average shares outstanding - Diluted	53.3	53.0	53.3	53.0

Comparable earnings per share from continuing operations: *
EPS from continuing operations	$1.42	0.22	$5.73	4.14
Non-operating pension costs	0.05	0.03	0.21	0.10
Restructuring and other charges (recoveries), net	0.19	0.03	0.19	0.03
Consulting fees	—	—	0.04	—
Tax law changes and/or benefits from reserve reversals	—	—	(0.04)	(0.03)
Pension settlement (benefit) charges	—	0.13	(0.01)	0.14
Pension lump sum settlement expense	—	1.16	—	1.16
Acquisition-related tax adjustment	—	0.03	—	0.03
Acquisition transaction costs	—	—	—	0.01
Comparable EPS from continuing operations *	$1.66	1.60	$6.13	5.58

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS - UNAUDITED
(Dollars in millions)

	December 31, 2015	December 31, 2014

Assets:
Cash and cash equivalents	$60.9	50.1
Other current assets	1,037.4	993.6
Revenue earning equipment, net	8,184.7	7,201.9
Operating property and equipment, net	715.0	699.6
Other assets	969.8	905.7
	$10,967.8	9,850.9

Liabilities and shareholders' equity:
Current liabilities	$1,045.7	1,074.5
Total debt	5,517.9	4,730.6
Other non-current liabilities (including deferred income taxes)	2,417.1	2,226.6
Shareholders' equity	1,987.1	1,819.1
	$10,967.8	9,850.9

SELECTED KEY RATIOS AND METRICS

	December 31, 2015	December 31, 2014

Debt to equity	278%	260%
Effective interest rate (average cost of debt)	2.9%	3.1%

	Twelve months ended December 31,
	2015	2014

Cash provided by operating activities from continuing operations	$1,441.8	1,382.8
Free cash flow *	(727.7)	(315.1)
Capital expenditures paid	2,668.0	2,259.2

Capital expenditures (accrual basis)	$2,696.1	2,298.2
Less: Proceeds from sales (primarily revenue earning equipment)	(427.5)	(497.0)
Net capital expenditures	$2,268.6	1,801.3

	Twelve months ended December 31,
	2015	2014

Return on average shareholders' equity	16.1%	11.3%
Return on average assets	2.9%	2.3%
Adjusted return on capital *	5.8%	5.8%
Weighted average cost of capital	4.4%	4.7%
Return on capital spread **	1.4%	1.1%

* Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.
** Non-GAAP financial measure. Return on capital spread is calculated as the difference of the adjusted return on capital and the weighted average cost of capital.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS - UNAUDITED
Periods ended December 31, 2015 and 2014
(Dollars in millions)

	Three Months			Twelve Months
	2015	2014	B(W)	2015	2014	B(W)

Total Revenue:
Fleet Management Solutions:
Full service lease	$624.6	582.2	7%	$2,406.7	2,276.4	6%
Contract maintenance	48.9	47.7	2%	192.5	184.6	4%
Contractual revenue	673.5	630.0	7%	2,599.2	2,461.0	6%
Commercial rental	245.3	230.9	6%	940.0	877.0	7%
Contract-related maintenance	59.6	52.1	14%	229.2	221.5	3%
Other	21.0	17.9	17%	77.6	71.1	9%
Fuel services revenue	152.2	221.7	(31)%	699.6	1,025.2	(32)%
Total Fleet Management Solutions	1,151.6	1,152.5	—%	4,545.7	4,655.8	(2)%
Dedicated Transportation Solutions	232.4	222.3	5%	895.5	899.8	—%
Supply Chain Solutions	392.5	396.2	(1)%	1,547.8	1,561.3	(1)%
Eliminations	(103.8)	(114.6)	9%	(417.1)	(478.1)	13%
Total revenue	$1,672.7	1,656.3	1%	$6,571.9	6,638.8	(1)%

Operating Revenue: *
Fleet Management Solutions	$999.4	930.8	7%	$3,846.0	3,630.5	6%
Dedicated Transportation Solutions	187.6	169.4	11%	714.5	661.2	8%
Supply Chain Solutions	322.1	310.8	4%	1,256.3	1,201.3	5%
Eliminations	(67.3)	(61.7)	(9)%	(255.7)	(240.8)	(6)%
Operating revenue	$1,441.7	1,349.3	7%	$5,561.1	5,252.2	6%

Business segment earnings:
Earnings from continuing operations
before income taxes:
Fleet Management Solutions	$123.5	122.3	1%	$462.1	433.7	7%
Dedicated Transportation Solutions	11.1	11.0	1%	45.8	44.6	3%
Supply Chain Solutions	23.8	22.7	5%	93.8	77.8	21%
Eliminations	(12.1)	(11.6)	(4)%	(47.2)	(41.4)	(14)%
	146.3	144.3	1%	554.5	514.7	8%
Unallocated Central Support Services	(15.6)	(15.2)	(2)%	(48.5)	(51.7)	6%
Non-operating pension costs	(4.8)	(2.5)	(97)%	(19.2)	(9.8)	(96)%
Restructuring and other, net	(14.2)	(113.1)	87%	(17.6)	(115.0)	85%
Earnings from continuing operations before income taxes	111.7	13.5	NM	469.2	338.3	39%
Provision for income taxes	35.8	2.0	NM	163.2	118.0	(38)%
Earnings from continuing operations	$75.9	11.5	NM	$306.0	220.2	39%

* Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
Periods ended December 31, 2015 and 2014
(Dollars in millions)

	Three Months			Twelve Months
	2015	2014	B(W)	2015	2014	B(W)

Fleet Management Solutions

Total revenue	$1,151.6	1,152.5	—%	$4,545.7	4,655.8	(2)%
Fuel services revenue(a)	(152.2)	(221.7)	(31)%	(699.6)	(1,025.2)	(32)%
Operating revenue *	$999.4	930.8	7%	$3,846.0	3,630.5	6%

Segment earnings before income taxes	$123.5	122.3	1%	$462.1	433.7	7%

Earnings before income taxes as % of total revenue	10.7%	10.6%		10.2%	9.3%

Earnings before income taxes as % of operating revenue *	12.4%	13.1%		12.0%	11.9%

Dedicated Transportation Solutions

Total revenue	$232.4	222.3	5%	$895.5	899.8	—%
Subcontracted transportation	(18.4)	(15.6)	18%	(61.2)	(72.0)	(15)%
Fuel costs(a)	(26.5)	(37.3)	(29)%	(119.9)	(166.5)	(28)%
Operating revenue *	$187.6	169.4	11%	$714.5	661.2	8%

Segment earnings before income taxes	$11.1	11.0	1%	$45.8	44.6	3%

Earnings before income taxes as % of total revenue	4.8%	5.0%		5.1%	5.0%

Earnings before income taxes as % of operating revenue *	5.9%	6.5%		6.4%	6.7%

Supply Chain Solutions

Total revenue	$392.5	396.2	(1)%	$1,547.8	1,561.3	(1)%
Subcontracted transportation	(54.9)	(64.1)	(14)%	(226.9)	(264.4)	(14)%
Fuel costs(a)	(15.5)	(21.2)	(27)%	(64.6)	(95.7)	(33)%
Operating revenue *	$322.1	310.8	4%	$1,256.3	1,201.3	5%

Segment earnings before income taxes	$23.8	22.7	5%	$93.8	77.8	21%

Earnings before income taxes as % of total revenue	6.1%	5.7%		6.1%	5.0%

Earnings before income taxes as % of operating revenue *	7.4%	7.3%		7.5%	6.5%

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

(a) Includes intercompany fuel sales from FMS to DTS and SCS.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
KEY PERFORMANCE INDICATORS

	Three months ended December 31,		Twelve months ended December 31,		Change 2015/2014
	2015	2014	2015	2014	Three Months	Twelve Months

Full service lease
Average fleet count	131,100	124,200	128,800	123,400	6%	4%
End of period fleet count	131,800	125,500	131,800	125,500	5%	5%
Miles/unit per day change - % (a)	1.3%	2.8%	0.1%	1.7%

Commercial rental
Average fleet count	43,200	40,400	42,400	39,800	7%	7%
End of period fleet count	42,100	39,900	42,100	39,900	6%	6%
Rental utilization - power units	77.6%	80.1%	76.5%	77.6%	(250) bps	(110) bps
Rental rate change - % (b)	2.6%	2.8%	3.3%	4.2%

Customer vehicles under
contract maintenance
Average fleet count	45,500	41,600	43,300	39,500	9%	10%
End of period fleet count	46,700	42,400	46,700	42,400	10%	10%

Customer vehicles under
on-demand maintenance (c)
Fleet serviced during the period	7,200	5,600	20,000	17,000	29%	18%

DTS
Average fleet count (d)	7,600	7,100	7,400	7,000	7%	6%
End of period fleet count(d)	7,600	7,200	7,600	7,200	6%	6%

SCS
Average fleet count (d)	6,400	5,500	6,000	5,500	16%	9%
End of period fleet count(d)	6,600	5,500	6,600	5,500	20%	20%

Used vehicle sales (UVS)
Average UVS inventory	6,900	5,600	6,100	6,500	23%	(6)%
End of period fleet count	8,000	5,500	8,000	5,500	45%	45%
Used vehicles sold	4,500	4,600	17,900	20,700	(2)%	(14)%
UVS pricing change - % (e)
Tractors	(5)%	17%	6%	12%
Trucks	5%	19%	9%	15%
Notes:

(a)	Represents the percentage change compared to prior year period in miles driven per vehicle per workday on US lease power units.
(b)	Represents percentage change compared to prior year period in average global rental rate per day on power units using constant currency.
(c)
Comprised of the number of vehicles serviced under on-demand maintenance agreements. Vehicles included in the end of period count may have been serviced more than one time during the respective period.

(d)	These vehicle counts are also included within the average fleet counts for full service lease and commercial rental.
(e)	Represents percentage change compared to prior year period in average sales proceeds on used vehicle sales using constant currency.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(Dollars in millions)

OPERATING REVENUE RECONCILIATION	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014

Total revenue	$1,672.7	1,656.3	$6,571.9	6,638.8
Fuel	(157.7)	(227.3)	(722.7)	(1,050.1)
Subcontracted transportation	(73.3)	(79.6)	(288.1)	(336.4)
Operating revenue *	$1,441.7	1,349.3	$5,561.1	5,252.2

OPERATING REVENUE GROWTH EXCLUDING FOREIGN EXCHANGE RECONCILIATION
	Fourth Quarter			Year-to-Date
	2015 vs 2014 Growth	Fx Impact (a)	Growth excl Fx	2015 vs 2014 Growth	Fx Impact (a)	Growth excl Fx

RSI Operating Revenue	7%	2%	9%	6%	2%	8%
FMS Operating Revenue	7%	2%	9%	6%	2%	8%
SCS Operating Revenue	4%	3%	7%	5%	3%	8%
Full Service Lease Revenue	7%	2%	9%	6%	2%	8%
Commercial Rental Revenue	6%	2%	8%	7%	2%	9%

CASH FLOW RECONCILIATION	Twelve months ended December 31,
	2015	2014

Net cash provided by operating activities from continuing operations	$1,441.8	1,382.8
Proceeds from sales (primarily revenue earning equipment)	427.5	497.0
Collections on direct finance leases	71.0	65.5
Other	—	(1.3)
Total cash generated *	1,940.3	1,944.0
Capital expenditures	(2,668.0)	(2,259.2)
Free cash flow *	$(727.7)	(315.1)

Notes:

(a)
Foreign exchange impact was calculated by dividing the results for the current and prior year periods by the exchange rates in effect on December 31, 2014, which was the last day of the prior year period, rather than the actual exchange rates in effect as of December 31, 2015.

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(Dollars in millions)

RETURN ON CAPITAL RECONCILIATION	Twelve months ended December 31,
	2015	2014

Net earnings (12-month rolling period)	$304.8	218.3
+ Restructuring and other items	17.6	115.0
+ Income taxes	163.6	118.1
Adjusted earnings before income taxes	486.0	451.4
+ Adjustments	150.6	145.0
- Adjusted income taxes	(224.0)	(213.7)
= Adjusted net earnings for ROC (numerator)	$412.6	382.7

Average total debt	$5,177.0	4,653.5
Average off-balance sheet debt	1.5	1.9
Average shareholders' equity	1,894.9	1,925.8
Adjustment to equity (a)	10.8	7.8
Adjusted average total capital (denominator)	$7,084.2	6,589.0

Adjusted ROC *	5.8%	5.8%

Notes:

(a)	Represents comparable earnings items for those periods.

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions, except per share amounts)

	Three Months			Twelve Months
	2015			2015
	Reported		Comparable	Reported		Comparable
	Earnings	Adjustment	Earnings *	Earnings	Adjustment	Earnings *

Revenue	$1,672.7	—	$1,672.7	$6,571.9	—	$6,571.9

Cost of lease and rental	553.2	—	553.2	2,153.5	—	2,153.5
Cost of services	621.0	—	621.0	2,413.2	—	2,413.2
Cost of fuel services	111.8	—	111.8	519.8	—	519.8
Other operating expenses	36.2	—	36.2	135.0	—	135.0
Selling, general and administrative expenses (a)(b)	219.9	(4.8)	215.1	844.5	(22.5)	822.0
Gains on vehicle sales, net	(25.7)	—	(25.7)	(117.8)	—	(117.8)
Interest expense	35.6	—	35.6	150.4	—	150.4
Miscellaneous income, net	(5.1)	—	(5.1)	(10.2)	—	(10.2)
Restructuring and other charges, net	14.2	(14.2)	—	14.2	(14.2)	—
	1,561.1	(19.1)	1,542.0	6,102.7	(36.7)	6,065.9
Earnings from continuing operations before income taxes	111.7	19.1	130.8	469.2	36.7	506.0
Provision for income taxes (c)	(35.8)	(6.2)	(41.9)	(163.2)	(15.4)	(178.6)
Earnings from continuing operations	75.9	12.9	88.8	306.0	21.3	327.3

Tax rate on continuing operations	32.0%		32.1%	34.8%		35.3%

Earnings per common share - Diluted:
Continuing operations	$1.42	0.24	$1.66	$5.73	0.40	$6.13

	Three Months			Twelve Months
	2014			2014
	Reported		Comparable	Reported		Comparable
	Earnings	Adjustment	Earnings *	Earnings	Adjustment	Earnings *

Revenue	$1,656.3		$1,656.3	$6,638.8		$6,638.8

Cost of lease and rental	514.5	—	514.5	2,036.9	—	2,036.9
Cost of services	608.8	—	608.8	2,447.9	—	2,447.9
Cost of fuel services	162.5	—	162.5	768.3	—	768.3
Other operating expenses	30.0	—	30.0	126.6	—	126.6
Selling, general and administrative expenses (a)(b)	222.8	(16.0)	206.9	817.0	(25.1)	791.9
Pension lump sum settlement	97.2	(97.2)	—	97.2	(97.2)	—
Gains on vehicle sales, net	(30.0)	—	(30.0)	(126.8)	—	(126.8)
Interest expense	36.8	—	36.8	144.7	—	144.7
Miscellaneous income, net	(2.4)	—	(2.4)	(13.6)	—	(13.6)
Restructuring and other charges, net	2.4	(2.4)	—	2.4	(2.4)	—
	1,642.8	(115.6)	1,527.2	6,300.5	(124.7)	6,175.8
Earnings from continuing operations before income taxes	13.5	115.6	129.1	338.3	124.7	463.0
Provision for income taxes (c)	(2.0)	(42.4)	(44.5)	(118.0)	(48.1)	(166.1)
Earnings from continuing operations	11.5	73.2	84.6	220.2	76.6	296.9

Tax rate on continuing operations	15.1%		34.4%	34.9%		35.9%

Earnings per common share - Diluted:
Continuing operations	$0.22	1.38	$1.60	$4.14	1.44	$5.58
Notes regarding adjustments

(a)
Non-operating pension costs, which include amortization of actuarial loss, interest cost, expected return on plan assets and pension settlement charges. Fourth quarter and year-to-date 2015 include non-operating pension costs of ($4.8) and ($19.2), respectively. Fourth quarter and year-to-date 2014 include non-operating pension costs of ($2.5) and ($9.8) respectively.

(b)
Year-to-date 2015 includes consulting fees of ($3.8) and pension settlement benefit of $0.5.  Fourth quarter and year-to-date 2014 includes pension settlement charges of ($11.3) and ($12.6), respectively, and an acquisition-related tax adjustment of ($1.8) and consulting fees of ($0.4) in both periods.  Year-to-date 2014 also includes acquisition transaction costs of ($0.6).

(c)
Tax impact of comparable earnings items. Fourth quarter and year-to-date 2015 also includes the benefit of tax law changes during the year in the state of Connecticut and various other jurisdictions as well as a benefit from a Canadian tax settlement.  Year-to-date 2014 also includes the benefit of tax law changes in the states of New York and Rhode Island.

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
EARNINGS PER SHARE FORECAST AND OTHER INFORMATION - UNAUDITED

Comparable earnings per share from continuing operations forecast:*	First Quarter 2016	Full Year 2016
EPS from continuing operations	$0.96 - 1.01	$5.83 - 6.03
Non-operating pension costs	0.07	0.27
Comparable EPS from continuing operations forecast*	$1.03 - 1.08	$6.10 - 6.30

Full Year 2016
Total revenue forecast	$6,967.1
Fuel	814.2
Subcontracted transportation	338.7
Operating revenue forecast*	$5,814.1

	Three Months		Twelve Months
	2015	2014	2015	2014
Depreciation expense	$301.8	276.4	$1,139.9	1,057.8
Subcontracted transportation	$73.3	79.6	$122.4	336.4

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.